Exhibit 99.2

KLR Energy Acquisition Corp. Announces Consummation of Over-Allotment Exercise in Connection with Its Initial Public Offering

HOUSTON, TX, March 21, 2016 — KLR Energy Acquisition Corp. (the “Company” or “KLR Energy”) announced today that it has consummated the sale of an additional 185,320 units that were subject to the underwriters’ over-allotment option in its initial public offering. The additional units were sold at $10.00 per unit, generating additional gross proceeds of $1,853,200 to the Company and bringing the total gross proceeds of the initial public offering to $81,853,200.

Of the proceeds received from the consummation of the over-allotment option exercise of units and a simultaneous private placement of warrants to KLR Energy Sponsor, LLC, the Company’s sponsor, and EarlyBirdCapital, the sole book-running manager for the offering, $1,927,327.50 was placed in trust, increasing the amount in trust from $83,200,000 to a total of $85,127,327.50 (or $10.40 per unit sold in the public offering) held in trust. A pro forma balance sheet of the Company as of March 16, 2016 reflecting receipt of the proceeds upon consummation of the over-allotment option and the private placements will be included as an exhibit to a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission.

A registration statement relating to these units and the underlying securities has been declared effective by the Securities and Exchange Commission on March 10, 2016. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering was made only by means of a prospectus. Copies of the prospectus related to this offering may be obtained from EarlyBirdCapital, Attn.: Syndicate Department, 366 Madison Avenue, 8th Floor, New York, NY 10017, email: jcarter@ebcap.com, tel: (212) 661-0200. Copies of the registration statement can be accessed through the SEC's website at www.sec.gov.

About KLR Energy

KLR Energy is a blank check company, also commonly referred to as a Special Purpose Acquisition Company, or SPAC, formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. The Company's efforts to identify a target business will not be limited to a particular industry or geographic region, although it intends to focus efforts on seeking a business combination with a company or companies in the oil and gas exploration and production industry. KLR Energy is being sponsored by KLR Energy Sponsor, LLC, an affiliate of KLR Holdings, LLC.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s offering filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

KLR Energy Acquisition Corp.

Main (713) 654-8080

T.J. Thom, CFO

Direct (504) 214-7093

Greg Dow, COO and Secretary

Direct (212) 642-0425